CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1,2)
Global Medium-Term Notes, Series A	$31,200,000	$4,018.56

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

(2) Fees were previously paid in connection with this offering as disclosed in a version of this pricing supplement that was filed on March 21, 2014 (the “Original Pricing Supplement”).  No additional registration fee has been paid with respect to this offering in connection with this filing.  The purpose of this filing is to make a correction in the Original Pricing Supplement.

Amended and Restated Pricing Supplement dated March 24, 2014
Pricing Supplement dated March 19, 2014
(To the Prospectus dated July 19, 2013,
the Prospectus Supplement dated July 19, 2013
and Index Supplement dated July 19, 2013)
Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$31,200,000 Notes Due June 24, 2014 Linked to the TOPIX® Index Global Medium-Term Notes, Series A
General
•
The Notes are designed for investors who seek a return based on the performance of the TOPIX® Index over the term of the Notes, as adjusted by the Adjustment Factor (as described herein). Investors should be willing to forgo interest and dividend payments and, if the Underlier decreases by more than approximately 0.259%, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Barclays Bank PLC maturing June 24, 2014†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The Notes priced on March 19, 2014 (the “Pricing Date”) and are expected to issue on or about March 24, 2014 (the “Issue Date”).
Key Terms	Terms used in this amended and restated pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:	TOPIX® Index (Bloomberg ticker symbol “TPX <Index>”) (the “Underlier”)
Payment at Maturity:
You will receive a cash payment on the Maturity Date per $1,000 principal amount Note that will reflect the performance of the Underlier, as adjusted by the Adjustment Factor, calculated as follows:

$1,000 × (1+ Underlier Return) × Adjustment Factor

If the Final Level is less than the Initial Level by more than approximately 0.259%, you will lose some or all of your investment at maturity.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Underlier Return:	Final Level – Initial Level Initial Level
Adjustment Factor:	100.26%
Initial Level:	1,164.33, which is the closing level of the Underlier on the Pricing Date
Final Level:	The closing level of the Underlier on the Final Valuation Date
Final Valuation Date†:	June 19, 2014
Maturity Date†:	June 24, 2014
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UAR5 / US06741UAR59
†
The Final Valuation Date and the Maturity Date are subject to postponement.  See “Reference Assets—Indices—Market Disruption Events Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

	Initial Issue Price1	Price to Public	Agent’s Commission2	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100%
Total	$31,200,000	$31,200,000	$0.00	$31,200,000
1
Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $997.40 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-8 of this amended and restated pricing supplement.

2
Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisors or managers of those accounts based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-4 of this amended and restated pricing supplement.

We may use this amended and restated pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this amended and restated pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this amended and restated pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this amended and restated pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this amended and restated pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This amended and restated pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this amended and restated pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performance for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Notes. The “total return” as used in this amended and restated pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The table and examples set forth below reflect the Initial Level of 1,164.33 and assume the Final Levels as set forth below. The actual Final Level will be determined on the Final Valuation Date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Notes.

Final Level	Underlier Return	Payment at Maturity	Total Return on Notes
1,455.41	25.000%	$1,253.25	25.325%
1,397.20	20.000%	$1,203.12	20.312%
1,338.98	15.000%	$1,152.99	15.299%
1,222.55	5.000%	$1,052.73	5.273%
1,193.44	2.500%	$1,027.67	2.767%
1,170.15	0.500%	$1,007.61	0.761%
1,164.33	0.000%	$1,002.60	0.260%
1,162.58	-0.150%	$1,001.10	0.110%
1,161.31	-0.259%	$1,000.00	0.000%
1,106.11	-5.000%	$952.47	-4.753%
1,047.90	-10.000%	$902.34	-9.766%
989.68	-15.000%	$852.21	-14.779%
931.46	-20.000%	$802.08	-19.792%
815.03	-30.000%	$701.82	-29.818%
698.60	-40.000%	$601.56	-39.844%
582.17	-50.000%	$501.30	-49.870%
465.73	-60.000%	$401.04	-59.896%
349.30	-70.000%	$300.78	-69.922%
232.87	-80.000%	$200.52	-79.948%
116.43	-90.000%	$100.26	-89.974%
0.00	-100.000%	$0.00	-100.000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The level of the Underlier increases from an Initial Level of 1,164.33 to a Final Level of 1,222.55, resulting in an Underlier Return of 5.000%.

The investor receives a payment at maturity of $1,052.73 per $1,000 principal amount Note, calculated as follows:

$1,000 × (1 + Underlier Return) × 100.26%

$1,000 × (1 + 5.00%) × 100.26% = $1,052.73

The total return on the Notes is 5.273%.

Example 2: The level of the Underlier decreases from an Initial Level of 1,164.33 to a Final Level of 698.60, resulting in an Underlier Return of -40.000%.

The investor receives a payment at maturity of $601.56 per $1,000 principal amount Note, calculated as follows:

$1,000 × (1 + Underlier Return) × 100.26%

$1,000 × (1 + -40%) × 100.26% = $601.56

The total return on the Notes is -39.844%.

Example 3: The level of the Underlier decreases from an Initial Level of 1,164.33 to a Final Level of 1,162.58, resulting in an Underlier Return of -0.150%.

The investor receives a payment at maturity of $1,001.10  per $1,000 principal amount Note, calculated as follows:

$1,000 × (1 + Underlier Return) × 100.26%

$1,000 × (1 + -0.15%) × 100.26% = $1,001.10

The total return on the Notes is 0.110%.

Selected Purchase Considerations

•
Market Disruption Events and Adjustments — The Final Valuation Date, Maturity Date, payment at maturity and closing level of the Underlier are subject to adjustment as described in the following sections of the prospectus supplement:

o
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities.”  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date; and

o	For a description of further adjustments that may affect the Underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices.”

•
Exposure to the Stocks Composing the Underlier — The return on the Notes is linked to the TOPIX® Index, which is also known as the Tokyo Stock Price Index. The TOPIX® Index is calculated, maintained and published by the Tokyo Stock Exchange, Inc. (the “TSE”). The TOPIX Index is a free float-adjusted market-capitalization weighted index comprised of all domestic common stocks listed on the First Section of the TSE. Listings of stocks on the TSE are divided between these three sections, with the First Section typically limited to larger, longer established and more actively traded issues. For additional information about the Underlier, see the information set forth under “Non-Proprietary Indices—Equity Indices—TOPIX® Index” in the accompanying index supplement.

•
Tax Consequences — You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as prepaid forward contracts with respect to the Underlier. Assuming this treatment is respected, gain or loss on your Notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier or any of the securities composing the Underlier. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o	“Risk Factors — Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o
“Risk Factors — Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks discussed under the headings above, you should consider the following:

•
You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Final Level is less than the Initial Level by more than approximately 0.259%, the Notes will be exposed to the decline in the Underlier, as adjusted by the Adjustment Factor, and you will lose some or all of your investment at maturity.

•
Credit of Issuer — The Notes are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

•
Owning the Notes Is Not the Same as Owning the Securities Composing the Underlier — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Underlier. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends, or any other distributions or other rights that holders of the securities composing the underlying Underlier would have.

•
No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the stocks composing the Underlier are denominated, although any currency fluctuations could affect the performance of the Underlier. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•
Non-U.S. Securities Markets Risks — The securities composing the Underlier are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlier, which may have an adverse effect on the Notes. Also, the public availability of information concerning the Issuers of the securities composing the Underlier will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•
Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•
The Payment at Maturity on Your Notes Is Not Based on the Level of the Underlier at Any Time Other Than the Final Valuation Date — The Final Level and the Underlier Return will be based solely on the closing level of the Underlier on the Final Valuation Date relative to the Initial Level (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Underlier drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Underlier at a time prior to such drop or after the level of the Underlier has recovered. Although the level of the Underlier on the Maturity Date or at other times during the life of your Notes may be higher than the closing level on the Final Valuation Date, you will not benefit from the level of the Underlier at any time other than on the Final Valuation Date.

•
Suitability of the Notes for Investment — You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this amended and restated pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•
Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the level of the Underlier on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlier;
o	the time to maturity of the Notes;
o	the dividend rate on the securities composing the Underlier;
o	interest and yield rates in the market generally;
o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory or judicial events; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•
The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•
The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•
The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Underlier based on the daily closing level of the Underlier from January 2, 2008 through March 19, 2014. The closing level of the Underlier on March 19, 2014 was 1,164.33.

We obtained the closing levels of the Underlier below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Underlier should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlier on any day during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlier will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the Agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately one month after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-4 of this amended and restated pricing supplement.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this amended and restated pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisors or managers of those accounts based on the amount of assets held in those accounts, including the Notes.

Validity of the Notes

Restated below is the opinion of Davis Polk & Wardwell LLP, as our special United States products counsel, delivered on March 19, 2014 relating to the Notes:

“In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of January 14, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on January 14, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated January 14, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.”